EXHIBIT 99.2


                  INTERNAL REVENUE SERVICE PRIVATE LETTER
                   RULING PERTAINING TO TRANSITION BONDS



INTERNAL REVENUE SERVICE         Department of the Treasury

INDEX NUMBERS:                   Washington, DC 20224
      61.00-00    61.03-00
      61.43-00    451.01-00

                                 Person to Contact:
                                 THOMAS M. PRESTON (ID NO. 50-05811)

W. Kirk Wallace                  Telephone Number:
Skadden, Arps, Slate, Meagher,     202-622-4443
  & Flom LLP                     Refer Reply To:
919 Third Avenue                   CC: DOM: FI&P:2
New York, N.Y. 10022             Date: JUL - 9 1999


Legend
      Parent            =     PP&L Resources, Inc.
                              EIN: 23-2758192
      Company           =     PP&L, Inc.
                              EIN: 23-0959590
      SPE               =     Special Purpose Limited Liability Company
      Trustee           =     Transition Bond Trustee
      State A           =     Pennsylvania
      State B           =     Delaware
      Statute           =     Title 66 Pa. Consolidated Statutes,
                                 Section 2801, Electricity Generation
                                 Customer Choice and Competition Act
      Date 1            =     January 1, 1999
      Date 2            =     January 2, 1999
      Date 3            =     January 1, 2000
      Date 4            =     August 27, 1998
      Date 5            =     December 31, 2009
      Year 1            =     1996
      a                 =     $2.97 billion
      b                 =     $2.85 billion
      c                 =     $
      d                 =     $
      e                 =     .5%
      f                 =     2%





Dear Mr. Wallace:

      This letter supplements and supercedes the letter dated June 22, 1999, which ruled on a proposed transaction described in a letter dated December 18, 1998.

                                   FACTS

      Parent is the common parent of an affiliated group of corporations which includes Company and which files a consolidated return with Company. Company, a calendar year taxpayer using the accrual method of accounting, is an investor-owned electric utility in State A engaged in the generation, transmission, distribution and sale of electricity and the distribution and sale of natural gas within a designated territory. As such Company has a monopoly within a designated territory and is subject to regulation by both the State A Public Utility Commission (PUC) and the Federal Energy Regulatory Commission (FERC).

      State A is deregulating its electric utility industry. As a result, Company's customers will be allowed to contract directly with alternative suppliers of electricity, and Company will compete with other parties to sell electricity.

      The Statute was enacted in December, Year 1, to provide for the restructuring of the electric utility industry in State A through the unbundling of electric services into separate generation, transmission and distribution services with open retail competition for generation. Electric distribution and transmission services will remain regulated by the PUC. Full electric generation competition will be phased in, in three steps. Direct retail access is to be phased in for one-third of each customer class by Date 1, for an additional one-third by Date 2, and for all remaining custom ers by Date 3.

      The Statute requires utilities to submit to the PUC restructuring plans that include a statement regarding the amount of "stranded costs" resulting from competi tion. Stranded costs include regulatory assets, nuclear decommissioning costs and long-term purchased power commitments, for which full recovery is allowed, and other costs, including investment in generating plants, spent-fuel disposal, retirement costs and reorganization costs, for which an opportunity for recovery is allowed in an amount determined by the PUC as just and reasonable. These costs, after mitigation by the utility, are to be recovered through the competitive transition charge (CTC) approved by the PUC and collected from distribution customers for up to nine years.

      As a mechanism for the mitigation of CTCs and the reduction of customer rates, the Statute authorizes an electric utility to securitize its stranded costs through the issuance of Transition Bonds either directly by the utility, by a finance subsidiary or third party assignee of the utility. The Statute facilitates this securitization by creating, as security for the Transition Bonds, a property right designated as intangi ble transition property (ITP), which represents the irrevocable right to recover from a utility's jurisdictional customers through an intangible transition charge (ITC), amounts sufficient to recover the utility's stranded costs, as well as amounts to cover the expenses of issuing and servicing the Transition Bonds, and the funding of any necessary reserve accounts, which are collectively defined as qualified transition expenses
(QTEs). ITP is created through the issuance of a qualified rate order (QRO) by the PUC that has been declared irrevocable. Although the PUC may approve periodic adjustments to the ITC in accordance with the Statute and the QRO, once a QRO is declared irrevocable, it may not be modified by the Company, the PUC, the State or any instrumentality thereof. The Statute provides that the transfer of ITP, to a subsidiary or assignee of the utility, pursuant to an irrevocable QRO shall be treated as an absolute transfer of the utility's right, title and interest as in a true sale, and not as a pledge or other financing for state income and franchise tax purposes.

      Transition Bonds will be repayable from intangible transition charges
(ITCs). ITCs are non-bypassable charges imposed on a utility's jurisdictional customers to recover the utility's authorized QTEs. Jurisdictional customers are those located in the utility's certificated territory, whether or not the customers purchase electricity from the electric utility. The ITC will be calculated as a percentage of expected total base rate revenue to be collected by customer rate class, the collection of which will likely be dependent on, inter alia, a utility's ability to forecast the usage, delinquen cies, chargeoffs, and payment lags of customers in each rate class.

                            PROPOSED TRANSACTION

      On Date 4, the PUC issued a final order approving a settlement agreement that contained a QRO providing for, inter alia, (a) the recovery of stranded costs in the amount of a over an eleven year period (b) the issuance of Transition Bonds not to exceed the aggregate principal amount of b in one or more series, (c) the imposition of an ITC on customers sufficient to recover the Company's QTEs (d) the assignment, sale transfer, or pledge of the ITP for purposes of the financing contem plated by the proposed transaction, and (e) annual adjustments to the ITC to ensure that the assignee of the ITP receives revenue sufficient to recover fully the QTEs.

      The Company's assignee will be the SPE a newly formed, bankruptcy remote, wholly owned State B limited liability company formed solely for this purpose. Company will also contribute equity to the SPE in an amount equal to approximately e of the total principal amount of the Transition Bonds. The SPE will not elect to be treated as an association taxable as a corporation under section 301.7701-3(b)(1) of the Procedure and Administration Regulations.

      For each QRO declared irrevocable by the PUC, the SPE will issue Transi tion Bonds in the form of debt securities in one or more series, and one or more tranches of each series. The Transition Bonds will have a legal, final maturity of up to ten years, but in no event may a maturity date extend beyond Date 5. Interest and principal will be payable quarterly, and interest will be set at fixed or floating rates. Principal will be paid in accordance with an expected amortization schedule, but only to the extent that the funds are available therefor. The Transition Bonds will be recourse to the SPE and will be secured by all of the SPE's assets (i.e., the ITP, trust accounts and miscellaneous assets) pledged to the Trustee under the indenture pursuant to which the Transition Bonds will be issued. It is anticipated that at least two nationally recognized credit rating agencies will give the Transition Bonds their respective highest available credit ratings.

      Company will act as the servicer of the ITC revenue stream as part of normal collections and, in this capacity, will bill customers and make collections on behalf of the SPE, and will make applications to the PUC to maintain the ITC at a level which allows for full recovery of QTEs in accordance with the amortization schedule for each series of Transition Bonds. The ITC will be used by the SPE to make quarterly payments of principal and interest on the Transition Bonds and to pay related servicer, Trustee, and other fees.

      Amounts collected by Company in respect of the ITC will be deposited into its accounts and remitted monthly to a "Collection Account" maintained by the Trustee for the benefit of Transition Bondholders. The Collection Account will be divided into five subaccounts, the General Subaccount, the Series Subaccount, the Overcollateralization Subaccount, the Capital Subaccount and the Reserve Subaccount. Amounts in each of the subaccounts will be available to make pay ments on all series of Transition Bonds on each payment date. Investment income earned on collections of ITC prior to the payment of quarterly debt service on the Transition Bonds will be available to pay debt service. Any amount of investment income remaining after the Transition Bonds have been fully paid will be retained by the SPE. Investment earnings on the SPE capital pledged to the Trustee, if not needed currently to pay debt service, will be released from the lien of the bond indenture on a quarterly basis. The SPE may distribute those earnings not utilized for debt service to the Company from time to time. Until distributed, such funds are subject to claims of the SPE's creditors, including bondholders.

      The ITC collected from customers will include an amount attributable to overcollateralization, which will be equal to at least e of the initial principal balance of each series of Transition Bonds. That amount will be collected on a pro rata basis over the term of the Transition Bonds and deposited into an Overcollateralization Subaccount. The amounts in the Overcollateralization Subaccount will serve as Overcollateralization for the Transition Bonds and will be retained by the SPE to the extent not needed to pay principal and interest on the Transition Bonds or other expenses. Amounts in the Overcollateralization Subaccount may not be limited to e, however, such amounts are not expected to exceed f of the original principal amount of the Transition Bonds.

      The Trustee will allocate amounts in the General Subaccount of the Collec tions Account in the following order: to all amounts owed the Trustee (including legal fees and expenses, Indemnity Amounts and Loss Amounts); to fees owed the Independent Manager; to current and overdue monthly servicing fees owed to the Servicer; to fees owed the Administrator; to all other operating expenses other than Trustee, servicer, and Administrator fees; to interest then due on the Transition Bonds; to principal payment legally required to be paid on the Transition Bonds; to principal payments scheduled to be paid on the Transition Bonds; to all unpaid operating expenses, indemnity amounts and loss amounts; an amount necessary to maintain the Capital Subaccount equal to its required balance; to the Overcollateralization Subaccount up to the required amount; to an amount equal to the investment earnings on amounts in the Capital Subaccount that will be released to the SPE from the lien of the indenture which the SPE will then be able to (but not required to) distribute to the Issuer; and finally to the Reserve Subaccount.

      If ITC collections are insufficient to pay debt service, the shortfall will be paid from the following accounts in the following order: the Reserve Subaccount, the Overcollateralization Subaccount and the Capital Subaccount. If, on any payment date, available collections of ITC, together with available amounts in the subaccounts, are not sufficient to pay interest due on the all outstanding Transition Bonds, amounts available will be allocated among the outstanding series of Transition Bonds pro rata based on the amount of interest payable on the outstanding series. If, on any payment date, remaining collections on the ITP, together with available amounts in the subaccounts, are not sufficient to pay principal legally due on all outstanding series of Transition Bonds, amounts available will be allocated among the outstanding series pro rata based on the sum of interest and principal then legally due on the outstanding series. If, on any payment date, remaining collections on the ITP, together with available amounts in the subaccounts, are not sufficient to pay principal scheduled to be paid on all outstanding classes or series of Transition Bonds, amounts available will be allocated on a pro rata basis based on the sum of interest and scheduled principal payable on the payment date.

                                   ISSUES

      Does the issuance of the QRO authorizing the collection of the ITC result in gross income to Company?

      Does the issuance of the Transition Bonds result in gross income to Com pany?

      Are the Transition Bonds obligations of the Company?

                                    LAW

      Section 61 of the Internal Revenue Code generally defines gross income as "income from whatever source derived", except as otherwise provided by law. Gross income includes income realized in any form, whether in money, property, or services. Section 1.61 -1 (a) of the Income Tax Regulations. This definition encom passes all "accessions to wealth, clearly realized, and over which the taxpayers have complete dominion." Commissioner v. Glenshaw Glass Co., 348 U.S. 426, 431 (1955), 1955-1 C.B. 207.

      The right to collect the ITC is of significant value in producing income for Company, and State A's action in making the ITC rights transferable has enhanced that value. Generally, the granting of a transferable right by the government does not cause the realization of income. Rev. Rul. 920-16, 1992-1 C.B. 15 (allocation of air emission rights by the Environmental Protection Agency does not cause a utility to realize gross income); Rev. Rul. 67-135, 1967-1 C.B. 20 (fair market value of an oil and gas lease obtained from the government through a lottery is not includible in income).

      The economic substance of a transaction generally governs its federal tax consequences. Gregory v. Helvering, 293 U.S. 465 (1935), XIV-1 C.B.
193. Affixing a label to an undertaking does not determine its character. Rev. Rul. 97-3, Rev. Rul. 973, 1997-1 C.B. 9. An instrument secured by property may be an obligation of the taxpayer or, alternatively, may be a disposition of the underlying property by the taxpayer. Cf. id. (the Small Business Administration is the primary obligor of certain guaranteed payment rights that are created under its participating security program).


                                CONCLUSIONS

      Based on the facts as represented, we rule as follows:

      (1) The issuance of the QRO financing order authorizing the collection of the ITC does not result in gross income to Company.

      (2) The issuance of the Transition Bonds does not result in gross income to Company.

      (3) The Transition Bonds are obligations of the Company.

      Except as specifically ruled on above, no opinion is expressed or implied regarding the federal tax aspects of the transaction.

      This ruling is directed only to Company. Under section 6110(k)(3) of the Code, this ruling may not be used or cited as precedent.

      A copy of this letter should be attached to the federal income tax return of Company for the taxable years that include the transaction described in this letter.

                              Sincerely yours,
                              Assistant Chief Counsel
                              (Financial Institutions & Products)


                              By: /s/ Marshall Feiring
                                 ------------------------------------
                                 Marshall Feiring
                                 Senior Technician Reviewer, Branch 2